                         SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                            Commission Only (as permitted
                                            by rule 14a-6(e) (2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 EUPHONIX, INC.
                (Name of Registrant as Specified in its Charter)
                             --------------------
        (Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

        (1) Title of each class of securities to which transaction applies:
            __________________________________________
        (2) Aggregate number of securities to which which transaction applies:
            __________________________________________
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            __________________________________________
        (4) Proposed maximum aggregate value of transaction:
            __________________________________________
        (5) Total fee paid:
            __________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid: ________________________
      (2) Form, Schedule or Registration Statement No.:______________________
      (3) Filing Party:____________________________
      (4) Date Filed:______________________________

                               	EUPHONIX, INC.
	                            220 Portage Avenue
	                        Palo Alto, California 94306


                  	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
	                       TO BE HELD ON JUNE 26, 1998

                                   ______________




         The Annual Meeting of Shareholders of Euphonix, Inc., a California corporation (the "Company"), will be held at the Company's offices located at 220 Portage Avenue, Palo Alto, California 94306 on Friday, June 26, 1998 at 9:00 a.m. California time, for the following purposes.

         1.	To elect three directors to serve for the ensuing two years or until their successors are duly elected and qualified.

         2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1998.

         3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on April 28, 1998 are entitled to notice of and to vote at this meeting and any adjourn-ment or postponement thereof. A list of such shareholders is kept at the office of the Company's transfer agent, ChaseMellon Shareholder Services, L.L.C. All shareholders are cordially invited to attend the meeting. How-ever, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the pos-tage-prepaid envelope enclosed for that purpose.

         Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                   By Order of the Board of Directors,

                                   /s/JAMES DOBBIE
                                   James Dobbie
                                   Chairman of the Board of Directors

Palo Alto, California
May 20, 1998





IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

	                            EUPHONIX, INC.
	                         220 Portage Avenue
	                     Palo Alto, California 94306
                                  ___________

                           	  PROXY STATEMENT
                                  ___________

               	  Notice of Annual Meeting of Shareholders
	                           June 26, 1998



            	INFORMATION CONCERNING SOLICITATION AND VOTING


Date, Time and Place

         This Proxy Statement is furnished to the shareholders of Euphonix, Inc., a California corporation (the "Company"), in connection with the soli-citation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Friday, June 26, 1998, and any and all postponements or adjournments thereof. These proxy solicitation materials were first mailed on or about May 20, 1998 to all shareholders entitled to vote at the Annual Meeting.

Purposes of the Annual Meeting

         The purposes of the Annual Meeting are to (1) elect a Board of Dir-ectors of the Company, (2) ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year and (3) transact such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Record Date and Share Ownership

         Shareholders of record at the close of business on April 28, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 6,631,390 shares of the Company's Common Stock were issued and out-standing. For information regarding security ownership by management and by 5% shareholders, see "Stock Ownership Table."

Voting and Solicitation; Quorum

         Each share has one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock is-sued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for the purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such mat-ter.

         The Company believes that abstentions should be counted for the purpose of determining the presence or absence of a quorum for the transaction of busi-ness, but should not be counted as Votes Cast with respect to a proposal as to which the shareholder has expressly abstained from voting.

         Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for the purpose of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, abstentions and broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

         The cost of this solicitation will be borne by the Company. In addi-tion, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation mater-ial to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compen-sation, personally or by telephone, telegram or facsimile.

Shareholder Proposals for the Next Annual Meeting

         Any proposal to be presented at the Company's next Annual Meeting of Shareholders must be received at the Company's principal office no later than January 20, 1999 in order to be considered for inclusion in the Company proxy materials for such meeting. Any such proposals must be submitted in writing and addressed to the attention of the Company's Corporate Secretary at 220 Portage Avenue, Palo Alto, California 94306.

                 	PROPOSAL NO. 1--ELECTION OF DIRECTORS

          There are currently authorized six seats on the Company's Board of Directors (the "Board"). The Board is divided into two classes with each director serving a two-year term and one class being elected at each year's annual meeting of shareholders. Directors Chang, Dobbie and Kamath are in the class of directors whose terms expire at the annual meeting of shareholders to be held June 26, 1998, and Directors Kuhling, Margerum and Silfvast are in the class of directors whose terms will expire at the 1999 annual meeting of share-holders. Barry Margerum succeeded Guy Paul Nohra as one of the directors whose term expires at the 1999 annual meeting of shareholders. The three nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, shall be elected as directors. Only votes cast for a nominee will be counted in determining whether that nominee has been elected as director. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the aut-hority to vote for any individual nominee. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

         The following three persons have been selected and appointed by the Board of Directors as nominees for election to the Board: Milton M.T. Chang, Jr., James Dobbie and B. Yeshwant Kamath. All of the nominees are incumbent directors. If any of the nominees should decline or be unable to serve as a director, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.



                                    <2>

         The names of the directors of the Company, including the nominees, and certain information about them, are set forth below.


                                Director    Principal Occupation
           Name             Age  Since         or Employment
--------------------------- ---  ----- ----------------------------------------
Milton M.T. Chang, Ph.D.(1)  55   1988 Chairman of the Board of New Focus, Inc.

James Dobbie                 67   1991 Chairman of the Board

B. Yeshwant Kamath(2)        50   1996 President of Videonics, Inc.

Robert F. Kuhling, Jr.(1)(2) 49   1990 General Partner of several venture capi-
                                       tal partnerships managed by ONSET Ven-
                                       tures Services Corp.

Barry L. Margerum            46   1997 President and Chief Executive Officer of
                                       the Company

Scott W. Silfvast            35   1988 Senior Vice President of Product Market-
                                       ing of the Company, Founder

------------------------
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee

         Milton M.T. Chang, Ph.D. has served on the Board of Directors since the Company's inception in July 1988. Since April 1996, Dr. Chang has served as Chairman of the Board of New Focus, Inc., a privately held manufacturer of optic components which he co-founded, and from May 1990 to April 1996, Dr. Chang served as its President. From 1988 to May 1990, Dr. Chang was self-employed as a consultant. Dr. Chang also serves on the board of directors of a number of privately held companies.

         James Dobbie has served as Chairman of the Board of the Company since March 1991 and served as Chief Executive Officer from March 1991 until June 1997. From 1988 to February 1991, Mr. Dobbie was a self-employed consultant and consulted for the Company from November 1990 to February 1991. From 1984 to 1987, Mr. Dobbie was Chairman of the Board of Akashic Memories, a privately held supplier of high density computer disks. From 1980 to 1983, Mr. Dobbie was President of Avantek, an electronic component company.

         B. Yeshwant Kamath has served as a director of the Company since Octo-ber 1996. Since November 1997 Dr. Kamath has served as President of Videonics, Inc. Prior to that he served as Division President of the KUB division of Vid-eonics, Inc. KUB Systems, a company that manufactures video special effects equipment was founded by Dr. Kamath in February 1992 and acquired by Videonics, Inc. in May 1996. Previously, Dr. Kamath was a founder of Abekas Video Systems, Inc., a subsidiary of Carlton Communications PLC, where he was President from 1982 to August 1990. Dr. Kamath is also a director of Elantec Semiconductor, Inc. and Videonics, Inc.

         Robert F. Kuhling, Jr. has served as a director of the Company since October 1990. Since 1987, Mr. Kuhling has been a general partner of several venture capital partnerships managed by ONSET Ventures Services Corp., a ven-ture capital firm. Mr. Kuhling also serves on the board of directors of Concep-tus, Inc. and serves as a director for a number of privately held companies.

                                    <3>

         Barry L. Margerum was appointed Chief Executive Officer and President of the Company in June 1997 and has served as a director of the Company since August 1997. From 1994 to June 1997, he served as Vice President of Marketing and then as President and General Manager of the CMS Division of Plantronics, Inc. From 1989 to 1994, Mr. Margerum was President and Chief Executive Officer of MITEM Corporation, a provider of middleware technology for enterprise distri-buted systems. From 1980 to 1988, Mr. Margerum held a variety of executive sales and marketing executive positions for GriD Systems Corporation, a pioneer in the field of lap-top computers. Prior to that, Mr. Margerum was employed by Apple Computer, Inc., Epsilon Data Management and International Business Mach-ines Corporation.

         Scott W. Silfvast founded the Company in July 1988. He has been a director of the Company since its inception, has served as Senior Vice Presi-dent since June 1997 and served as President from March 1990 until May 1997.
Mr. Silfvast also served as Chairman of the Board from July 1988 until February 1991. From 1983 to July 1988, he was an engineer for SRS, a measurement instru-mentation company.

Vote Required; Recommendation of Board of Directors

         The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors.
Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

                      	THE BOARD OF DIRECTORS RECOMMENDS
	                A VOTE IN FAVOR OF EACH NAMED NOMINEE


Board Meetings and Committees

         The Board of Directors of the Company held a total of four meetings during the fiscal year ended December 31, 1997 ("Fiscal 1997"). Each director attended or participated in at least 75% of the aggregate of (i) the total num-ber of meetings of the Board of Directors (held during the period for which such director has been a director) and (ii) the total number of meetings of committees of the Board of Directors on which such person served (during the period that such director served).

         Audit Committee. The Audit Committee did not meet during Fiscal 1997. The Audit Committee currently consists of Dr. Kamath and Mr. Kuhling. Guy Paul Nohra also served on the Audit Committee until his resignation from the Board in August 1997. The Audit Committee reviews both audit and non-audit services performed by the Company's independent accountants for the preceding year and recommends engagement of the Company's independent auditors. The Audit Commit-tee also reviews and evaluates the Company's accounting principles and its sys-tems of internal accounting controls.

         Compensation Committee. The Compensation Committee, consisting of Dr. Chang and Mr. Kuhling, makes recommendations to the Board of Directors regarding all forms of compensation to executive officers, and performs such other duties as may from time to time be determined by the Board of Directors. The Compen-sation Committee met four times during Fiscal 1997.

         Nominating Committee. The Company does not have a nominating committee or a committee performing the functions of a nominating committee.


                                    <4>

Compensation of Directors

         Non-employee directors of the Company currently do not receive compen-sation for each Board meeting attended. Reimbursement of expenses is allowed. Officers of the Company do not receive additional compensation for attendance at Board of Directors meetings or committee meetings. In addition, all non-employee directors elected for the first time after July 20, 1995 are eligible to participate in the Company's 1995 New Director Option Plan (the "Director Plan"). The Director Plan provides for the automatic grant of a nonstatutory stock option to purchase 10,000 shares of Common Stock of the Company to each non-employee director of the Company's on the date which such person first be-comes a director and an additional grant of a nonstatutory stock option to pur-chase 2,000 shares of Common Stock of the Company on the date of each annual meeting of the shareholders. All options granted under the Director Plan are subject to a four-year vesting schedule.


             	PROPOSAL NO. 2--RATIFICATION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as the Company's independent public accountants for the fiscal year ending December 31, 1998 ("Fiscal 1998"). Ernst & Young (or one of its predecessor firms) has been the Company's independent auditors since 1988. Audit services of Ernst & Young during Fiscal 1997 included the examination of the consolida-ted financial statements of the Company.

         A representative of Ernst & Young is expected to be present at the An-nual Meeting of Shareholders and will have an opportunity to make a statement if such representative so desires. Moreover, Ernst & Young's representative will be available to respond to appropriate questions from the shareholders.

Vote Required; Recommendation of Board of Directors

         The affirmative vote of a majority of the Votes Cast will be required to ratify the selection of Ernst & Young as the Company's independent auditors. In the event that the shareholders do not approve the selection of Ernst & Young, the appointment of the independent auditors will be reconsidered by the Board of Directors.

                     	THE BOARD OF DIRECTORS RECOMMENDS
                     	A VOTE IN FAVOR OF PROPOSAL NO. 2


               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's direc-tors, executive officers, and any persons holding more than ten percent of the Company's Common Stock ("Reporting Persons") are required to report, to the Securities and Exchange Commission (the "SEC") and to the exchange upon which the Common Stock is traded, their initial ownership of the Company's stock and any subsequent changes in that ownership. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis.

         Based solely on its review of the copies of such reports received by it or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, the Company believes that as of the Record Date, all

                                    <5>

Reporting Persons complied with all applicable filing requirements, except that the Form 3 required to be filed by each of Thomas C. Fristoe, Paul L. Hammel, Barry Margerum and Steven H. Milne was filed late, and the Forms 4 required to be filed by Thomas C. Fristoe for August 1997 and December 1997 were filed late.


          	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee was formed in April 1992 to review and approve the compensation and benefits for the Company's key executive of-ficers, administer the Company's stock option plans and make recommendations to the board of directors regarding such matters. The committee is currently composed of Dr. Chang and Mr. Kuhling, neither of whom is an officer of the Com-pany. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of dir-ectors or compensation committee of any other company, nor has any such inter-locking relationship existed in the past.















                                    <6>

          SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The table below indicates the number of shares of the Company's Common Stock beneficially owned as of March 31, 1998 by: (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's outstanding stock, (ii) each of the Company's directors, (iii) each of the exec-utive officers named in the Summary Compensation Table (the "Named Officers"), and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned. Ownership information is based upon infor-mation furnished by the respective individuals.

                                                       Number of Shares
                                                     Beneficially Owned(1)
Directors, Executive Officers and 5% Shareholders    Number         Percent
-------------------------------------------------    ------         -------

Robert F. Kuhling, Jr. (2).......................   1,744,922        26.3%
   c/o ONSET Enterprise Associates
   2490 Sand Hill Road
   Menlo Park, CA  94025

ONSET Enterprise Associates......................   1,744,335        26.3%
   2490 Sand Hill Road
   Menlo Park, CA  94025

Venture Capital Funds managed by or affiliated with   462,675         7.0%
Burr, Egan, Deleage & Company (3)
   One Post Office Square
   Suite 3800
   Boston, MA  02109

Milton M. T. Chang, Ph.D.........................     368,800         5.6%
   c/o New Focus, Inc.
   2630 Walsh Avenue
   Santa Clara, CA  95051

Scott W. Silfvast (4)............................     315,556         4.6%

James Dobbie (4).................................     167,230         2.9%

Barry L. Margerum (4)............................      57,291          *

Steven H. Milne (4)..............................      25,000          *

B. Yeshwant Kamath (4)...........................       2,500          *

Thomas C. Fristoe (4)............................          --          --

All executive officers and directors as a group
 (9 persons) (4).................................   2,681,229        39.7%
_______________________

* Less than one percent.
(1)	Based on 6,630,491 shares of Common Stock outstanding as of March 31, 1998.



                                    <7>

(2)	   Includes 1,744,335 shares held by ONSET Enterprise Associates
         ("ONSET").  Mr. Kuhling is a general partner of OEA Management, L.P.
         ("OEA"), which is the general partner of ONSET, and, together with the other general partners of OEA, shares voting and investment power with respect to such shares.  Mr. Kuhling disclaims beneficial owner-
         ship of the shares held by ONSET except to his proportionate partner-
         ship interest therein.  Also includes 587 shares held by a trust for the benefit of Mr. Kuhling and his spouse.

(3)	   Based on Amendment No. 2 to Schedule 13G filed by Burr, Egan Deleage
         & Co. with the SEC on February 12, 1998.  Includes 391,285 shares held by Alta IV Limited Partnership ("Alta") and 71,390 shares held by C.V. Sofinnova Partners Five ("Sofinnova" and, together with Alta, the "BED Funds"). The principals of Burr, Egan, Deleage & Co. are general partners of Alta IV Management Partners, L.P. ("Alta IV MP")
         (which is a general partner of Alta).  As general partners of Alta IV
         MP, they may be deemed to share voting and investment power for the shares held by Alta IV MP.  Burr, Egan, Deleage & Co. serves as an advisor to Sofinnova.  The principals of Burr, Egan, Deleage & Co.
         disclaim beneficial ownership of all such shares held by the BED Funds, except to the extent of their proportionate pecuniary interests there-
         in.

(4)      Includes 21,875 21,875, 57,291, 25,000, 2,500 and 128,541 shares which
         Messrs. Silfvast, Dobbie, Margerum, Milne, Kamath and all present dir-ectors and executive officers as a group, respectively, have the right to acquire within 60 days of March 31, 1998 upon the exercise of stock options.


                       	COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

         The following table sets forth information concerning the compensa-tion paid by the Company during the fiscal years ended December 31, 1997, 1996 and 1995, to the Named Officers.


                                                       Long-Term
                                                      Compensation
                                Annual Compensation     Awards
                                -------------------  ------------
                                                      Securities
                                                      Underlying   All Other
Name and Principal Position Year  Salary($)  Bonus($) Options(#) Compensation($)
--------------------------- ----  ---------  -------- ---------- ---------------
Barry L. Margerum (2)...... 1997  105,000     36,750   250,000         3,540(3)
 President and Chief        1996      ---        ---       ---           ---
 Executive Officer          1995      ---        ---       ---           ---

James Dobbie............... 1997  146,667          0         0        14,594(4)
 Chairman of the Board      1996  179,168     12,500         0             0
  (Chief Executive Officer  1995  160,024     72,000    30,000             0
   through May 1997)

Scott W. Silfvast.......... 1997  148,125     22,500    50,000             0
 Senior Vice President of   1996  132,284     12,500         0             0
  Product Marketing         1995  115,155     46,888    30,000             0

Steven H. Milne............ 1997  128,100     19,200    20,000             0
 Vice President of Engineer-1996   90,901     20,000    60,000             0
  ing                       1995      ---        ---       ---           ---

Thomas C. Fristoe (2)...... 1997   84,814(5)  35,000    70,000       14,484(6)
 Vice President of World    1996      ---        ---       ---          ---
  Wide Sales and Marketing  1995      ---        ---       ---          ---
   Communications
___________________
(1)      Includes bonus amounts earned in a fiscal year and paid in the subse-
         quent fiscal year.

(2) Mr. Margerum and Mr. Fristoe commenced employment with the Company in June 1997.

(3)      Represents life insurance premium.

(4) Represents amount received in payment of surrendered accrued vacation time.

(5)      Includes salary of $75,000 and commission payment of 9,814.

(6)      Represents relocation expense reimbursement.

Option Grants in Last Fiscal Year

         The following table sets forth, as to the Named Officers, certain information relating to stock options granted during Fiscal 1997.

                                                          Potential Realizable
                                                            Value at Assumed
                                                          Annual Rates of Stock
                        Individual Grants                   Price Appreciation
                -----------------------------------------   for Option Term(4)
                                                          ---------------------
                 Number of
                 Securities  % of Total
                 Underlying   Options
                  Options    Granted to   Exercise or
                  Granted   Employees in  Base Price Expiration
    Name            (#)    Fiscal Year(1) ($/Sh)(2)   Date(3)   5% ($)  10% ($)
---------------   -------  -------------- ---------  ---------- ------  -------
Barry L. Margerum 250,000     33.9%         2.00      08/05/07  314,447 796,871

James Dobbie            0       --            --           --        --      --

Scott W. Silfvast  25,000      3.4%         1.125     12/10/07   17,688  44,824

Scott W. Silfvast  25,000      3.4%         1.125     12/10/07   17,688  44,824
              (5)

Steven H. Milne    10,000      1.4%         1.125     12/10/07    7,075  17,930

Steven H. Milne(5) 10,000      1.4%         1.125     12/10/07    7,075  17,930

Thomas C. Fristoe  60,000      8.1%         2.00      08/05/07   75,467 191,249

Thomas C. Fristoe  10,000      1.4%         1.125     12/10/07    7,075  17,930
              (5)
____________

(1) The total number of shares subject to options granted to employees during Fiscal 1997 was 737,950.

(2) The exercise price is equal to the closing price of the Company's Common Stock on the date of grant.

(3) Options may terminate before their expiration date if the optionee's status as an employee or consultant is terminated or upon optionee's death.

(4) The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in Fiscal 1997, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company's est-imate or projection of future stock price. Actual gains, if any, re-sulting from stock option exercises and Common Stock holdings are de-pendent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders' continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(5) All of the shares subject to the option shall vest in full on December 10, 2000; provided, however, that if at any time prior to December 10, 2000 such officer meets the performance targets set for such officer by the Board for fiscal year 1998, 1999 or 2000, then all of the shares subject to such executive officer's option shall vest upon the date such targets are met.


                                    <9>

Aggregated Option Exercises in Fiscal 1997 and Fiscal 1997 Year-End Option
Values

         The following table sets forth for each Named Officer certain informa-tion concerning the number of shares subject to both exercisable and unexercis-able stock options as of December 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1997. No options were exercised by the Named Officers during Fiscal Year 1997.

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised    In-the-Money Options at
                          Options at Fiscal Year End(#)  Fiscal Year End($)(1)
                         ----------------------------- -----------------------
Name                     Exercisable    Unexercisable  Exercisable Unexercisable
----------------------   -----------    -------------  ----------- -------------
Barry L. Margerum          31,250          218,750          0           0

James Dobbie               18,750           11,250          0           0

Scott W. Silfvast          18,750           61,250          0           0

Steven H. Milne            20,000           60,000          0           0

Thomas C. Fristoe               0           70,000          0           0
___________

(1) Market value of underlying securities based on the closing price of $1.00 of the Company's Common Stock on December 31, 1997, minus the exercise price.

Employment Arrangements

         In March 1997, the Company and Barry L. Margerum entered into an em-ployment offer letter pursuant to which Mr. Margerum agreed to serve as Chief Executive Officer and a director of the Company at an annual salary of $180,000, with a target annual bonus of 40% of salary based upon mutually agreed upon milestones. One-half of Mr. Margerum's targeted bonus amount is guaranteed at the end of his first year of employment. The Company agreed to recommend to the Board of Directors that Mr. Margerum be granted a 250,000 share stock option at a per share exercise price equal to the fair market value of the Company's stock on the date of grant and vesting over four years. Upon an acquisition of the Company for at least $10 per share, Mr. Margerum's option shall become fully vested and exercisable. In the event the Company terminates Mr. Margerum's employment within the first year, he will be entitled to a severance arrange-ment of nine months salary, a bonus amount equal to 30% of annual salary, nine months vesting acceleration of his stock option and continuation of Company ben-efits for nine months. In the event his employment is terminated after the first year, he will be entitled to a severance arrangement of six months salary, a bonus amount equal to 20% of annual salary, six months vesting acceleration of his stock option and continuation of Company benefits for six months. The Company also agreed to obtain $500,000 in life insurance for Mr. Margerum and to cover 75% of commuting costs with a driver or local apartment rental of up to $1,000 per month. Mr. Margerum is also eligible to participate in the Com-pany's employee benefit plans.

         In May 1997, the Company and Thomas C. Fristoe entered into an employ-ment offer letter pursuant to which Mr. Fristoe agreed to serve as Vice Pres-ident of Sales of the Company at an annual salary of $120,000. In addition, upon Mr. Fristoe obtaining aggregate net order amounts of $14 million from end users and distributors between his hire date and December 31, 1997, the Com-pany agreed to pay Mr. Fristoe a bonus amount of $65,000 (the "Quota Bonus"), to be increased by $10,000 for each additional $1 million in net orders obtained. Payment of $30,000 of the Quota Bonus was guaranteed. The Company


                                    <10>
agreed to recommend to the Board of Directors that Mr. Fristoe be granted a 60,000 share stock option at a per share exercise price equal to the fair market value of the Company's stock on the date of grant. Such option vests at the rate of twenty-five percent (25%) of the shares on the first anniversary of the date of grant with the remaining shares vesting ratably thereafter over three years. The Company also agreed to pay relocation related expenses of up to $15,000. In the event Mr. Fristoe's employment is terminated by the Company within the first two years of employment, other than for cause, the Company will continue to pay Mr. Fristoe's salary until the first to occur of (i) the date six months following his termination date or (ii) the date Mr. Fristoe becomes employed by, or commences serving as a consultant to, another company. Mr. Fristoe is also eligible to participate in the Company's employee benefit plans.


                              CERTAIN TRANSACTIONS

         Private Placement of Common Stock. On March 16, 1998, the Company entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with, among others, ONSET, the Company's largest shareholder, and Milton M. T. Chang and Scott W. Silfvast, directors of the Company. Under the Purchase Agreement, a total of 1,039,999 shares of Common Stock were sold in a private placement transaction at a per share purchase price of $1.875, which price is equal to the closing price of the Company's Common Stock on March 16, 1998. 800,000 shares were purchased by ONSET for $1,500,000, 80,000 shares were purchased by Mr. Chang for $150,000 and 53,333 shares were purchased by Mr. Silfvast for $100,000.

         Option Grants to Executive Officers. In Fiscal 1997 and Fiscal 1998, stock options under the Company's 1990 Stock Plan (the "1990 Plan"), 1995 Per-formance Based Stock Option Plan (the "1995 Plan") and 1997 Nonstatutory Stock Option Plan (the "1997 Plan") were granted to the following executive officers as of the grant dates and for the number of shares of Common Stock and at the exercise prices set forth below opposite their names:

                                                                 Per Share
Officer            Date of Grant    Plan    No. of Shares     Exercise Price
--------------     -------------    ----    -------------     --------------
Thomas C. Fristoe    08/05/97       1990       60,000          $      2.00

Thomas C. Fristoe    12/10/97       1995       10,000                 1.125

Paul L. Hammel       02/12/98       1990      100,000                 1.5625

Barry L. Margerum    08/05/97       1990      250,000                 2.00

Steven H. Milne      12/10/97       1990       10,000                 1.125

Steven H. Milne      12/10/97       1997       10,000                 1.125

Scott W. Silfvast    12/10/97       1990       25,000                 1.125

Scott W. Silfvast    12/10/97       1997       25,000                 1.125


         The per share exercise price of each of the above options is equal to the closing price of the Company's Common Stock on the market date immediately preceding date of grant. The 60,000 share option granted to Mr. Fristoe vests as to 25% of the shares on June 16, 1998, with the balance of the shares vesting ratably over three years. Mr. Hammel's option vests as to 25% of the shares on February 12, 1999, grant, with the balance of the shares vesting ratably over

                                    <11>
three years. Mr. Margerum's option vests as to 1/24th of the shares on August 5, 1997, with the balance vesting at the rate of 1/48th per month thereafter. The 10,000 share option and the 25,000 share option granted to Mr. Milne and Mr. Silfvast, respectively, under the 1990 Plan vest as to 25% of the shares on December 10, 1998, with the balance of the shares vesting ratably over three years. The 10,000 share option granted to Mr. Fristoe under the 1995 Plan, the 10,000 option granted to Mr. Milne under the 1997 Plan and the 25,000 share option granted to Mr. Silfvast under the 1997 Plan vest in full on December 10, 2000; provided, however, that if at any time prior to December 10, 2000 such officer meets the performance targets set for such officer by the Board for fis-cal year 1998, 1999 or 2000, then all of the shares subject to such officer's option shall vest upon the date such targets are met.


                  	REPORT OF THE COMPENSATION COMMITTEE

         Notwithstanding anything to the contrary set forth in any of the Com-pany's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following re-port and the Performance Graph on page 11 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

         Compensation Philosophy. The Committee believes that the primary goal of the Company's compensation program should be related to creating shareholder value. The Committee seeks to offer the Company's executive officers competi-tive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals, to link executive officer compensation and shareholder interests through equity-based plans, and to recognize and reward individual contributions to Company perfor-mance.

         The compensation of the Company's executive officers consists of three principal components: salary, bonus and long-term incentive compensation.

         Salary. Salaries for the Company's executive officers are determined primarily on the basis of the executive officer's responsibility, general salary practices of peer companies and the officer's individual qualifications and ex-perience. The base salaries are reviewed annually and may be adjusted by the Committee in accordance with certain criteria which include (i) individual per-formance, (ii) the functions performed by the executive officer, (iii) the scope of the executive officer's on-going duties, (iv) general changes in the compen-sation peer group in which the Company competes for executive talent, and (v) the Company's financial performance generally. The weight given such factors by the Committee may vary from individual to individual.

         Bonus. In order to increase incentives for outstanding performance, a portion of each executive officer's compensation may be paid in the form of con-tingent cash bonuses which are paid annually. The bonus amounts for executive officers are dependent in part on the Company's revenue performance, as well as individualized criteria such as achievement of specified goals for the depart-ment or divisions for which the executive has responsibility and satisfactory completion of special projects supervised by the executive officer.


                                    <12>

         Long-Term Incentive Awards. Stock options serve to further align the interests of management and the Company's shareholders by providing executive officers with an opportunity to benefit from stock price appreciation that can be expected to accompany improved financial performance. Options also enhance the Company's ability to attract and retain executives. The number of option shares granted and the other option terms, such as vesting, are determined by the Committee, based on recommendations of management in light of, among other factors, each executive officer's level of responsibility, prior performance and other compensation. However, the plan does not provide any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon an evaluation of the past as well as the future anticipated perfor-mance and responsibilities of the individual in question. See "Certain Transac-tions-Option Grants to Executive Officers."

         Chief Executive Officer Compensation. The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. The base salary of Barry L. Margerum, who commenced employment with the Company as President and Chief Executive Officer effective June 2, 1997, is $180,000 with a target annual bonus of 40% of salary based on mutually agreed upon milestones. Mr. Margerum received a cash bonus of $36,750 for Fiscal 1997. Mr. Margerum's base salary was established in part by compar-ing the base salaries of chief executive officers at other companies of similar size using published compensation sources. In Fiscal 1997, Mr. Margerum was granted an option to purchase 250,000 shares of Common Stock. See "Compensation of Executive Officers-Employment Arrangements."

         James Dobbie served as Chief Executive Officer of the Company until Mr. Margerum succeeded him in that capacity in June 1997. His base salary for Fis-cal 1997, while serving in the capacity of Chief Executive Officer, was $180,000. Mr. Dobbie's base salary for 1997 was established in part by compar-ing the base salaries of chief executive officers at other companies of similar size using published compensation sources. Mr. Dobbie did not receive a cash bonus or stock option grant in Fiscal 1997.

         Policy Regarding Deductibility of Compensation. The Company is re-quired to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax, the other-wise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held company, which is not performance-based compensation is limited to no more than $ 1 million per year. It is not expec-ted that the compensation to be paid to the Company's executive officers for Fiscal 1998 will exceed the $1 million limit per officer; however, to the extent such compensation to be paid to such executive officers exceeds the $1 million limit per officer, such excess will be treated as performance-based compensa-tion.

                                                COMPENSATION COMMITTEE
                                                /s/ MILTON M.T. CHANG, PH.D.
                                                /s/ ROBERT F. KUHLING, JR.

                                                Milton M. T. Chang, Ph.D.
                                                Robert F. Kuhling, Jr.



                                    <13>

                  	COMPARISON OF CUMULATIVE TOTAL RETURN OF
                     EUPHONIX, INC., NASDAQ STOCK MARKET U.S. INDEX
	                       AND THE H&Q TECHNOLOGY INDEX


         The following graph shows a comparison of cumulative total return on Common Stock for the Company, the Nasdaq Stock Market U.S. Index, and the Ham-brecht & Quist Technology Index for the period commencing August 22, 1995 through December 31, 1997. The Company's Common Stock began trading on the Nasdaq Stock Market on August 22, 1995. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                 HAMBRECHT & QUIST INDEX PRODUCTS AND SERVICES
                      1998 PROXY PERFORMANCE GRAPH DATA
                            Monthly Data Series
            SCALED PRICES: Stock and index prices scaled to 100 at
                                                          Nasdaq Stock
                                                          ------------
DATES           Euphonix            H&Q Technology        Market-U.S.
-----           --------            --------------        -----------
8/22/95          100.00                100.00               100.00
Aug-95           103.13                 97.80                99.49
Sep-95           125.00                100.13               101.78
Oct-95           114.06                101.54               101.20
Nov-95           106.25                100.29               103.57
Dec-95           106.25                 94.84               103.02
Jan-96           134.38                 96.24               103.53
Feb-96           125.00                101.06               107.47
Mar-96           109.38                 96.67               107.83
Apr-96           126.56                110.03               116.77
May-96           126.56                111.69               122.14
Jun-96           104.69                103.55               116.63
Jul-96            96.88                 92.91               106.24
Aug-96            62.50                 98.53               112.19
Sep-96            78.13                109.92               120.78
Oct-96            59.38                108.35               119.44
Nov-96            60.94                121.13               126.83
Dec-96            54.69                117.87               126.71
Jan-97            50.78                130.49               135.72
Feb-97            51.56                119.84               128.21
Mar-97            34.38                112.35               119.84
Apr-97            34.38                116.51               123.59
May-97            45.31                134.05               137.60
Jun-97            31.25                135.23               141.81
Jul-97            21.88                156.99               156.78
Aug-97            25.00                157.44               156.54
Sep-97            27.34                163.89               165.80
Oct-97            25.39                146.38               157.18
Nov-97            18.75                144.86               157.96
Dec-97            12.50                138.19               155.49

         The chart above assumes $100 invested in each of the Company's Common Stock, the Nasdaq Stock Market U.S. Index and the Hambrecht & Quist Technology Index on August 22, 1995, and the reinvestment of dividends.


                                    <14>

                    	ANNUAL REPORT AND FINANCIAL STATEMENTS

         The 1997 Annual Report of the Company, which includes its audited financial statements for Fiscal 1997, is accompanying this Proxy Statement.

                               	OTHER MATTERS

         The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

         It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to fill in, sign and promptly return the accompanying proxy in the enclosed envelope.

                                          By Order of the Board of Directors,


                                          /s/ BARRY L. MARGERUM
                                          Barry L. Margerum
                                          President and Chief Executive Officer

May 20, 1998
Palo Alto, California

                                    <15>

	          This Proxy is solicited on behalf of the Board of Directors

                               	EUPHONIX, INC.

                   	1998 ANNUAL MEETING OF SHAREHOLDERS
	                              June 26, 1998


The undersigned shareholder of EUPHONIX, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 20, 1998, and hereby appoints Barry L. Margerum and James Dobbie, and each of them, proxies with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of EUPHONIX, INC. to be held on Friday, June 26, 1998, at 9:00 a.m., local time, at the offices of the Company, at 220 Portage Avenue, Palo Alto, California 94306 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:


     	(Continued, and to be marked, dated and signed, on the other side)

1.	 ELECTION OF DIRECTORS:

___	FOR all nominees listed below (except as indicated)

___	WITHHOLD AUTHORITY

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

Milton M. T. Chang, James Dobbie, B. Yeshwant Kamath

2.	 PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
  INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING
  DECEMBER 31, 1998.


            ---    FOR 	      ---    AGAINST      ---       ABSTAIN
           |   |             |   |               |   |
            ---               ---                 ---

and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" EACH PROPOSAL LISTED, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

(This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


Signature(s)____________________________    Dated____________________


Print Name(s)___________________________    Dated____________________


                               Page 1 of 1